Exhibit 10.1

GENERAL MANAGEMENT AGREEMENT

between

NORTH ATLANTIC DRILLING LTD.

and

its SUBSIDIARIES

and

NORTH ATLANTIC MANAGEMENT AS

THIS GENERAL MANAGEMENT AGREEMENT (the “Agreement”) is made on this 3rd day of August, 2011 between:

(1)	NORTH ATLANTIC DRILLING LTD. of Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton HMGX, Bermuda (the “Company”);

(2)	THE SUBSIDIARIES OF THE COMPANY LISTED IN SCHEDULE 1 HERETO (the “Subsidiaries”);

and

(3)	NORTH ATLANTIC MANAGEMENT AS of Løkkeveien 111, 4007 Stavanger, Norway (the “Manager”)

(hereinafter jointly referred to as the “Parties” and, individually, as a “Party”.)

WHEREAS:

(A)	The Company is a limited company organised under the laws of Bermuda, having its registered office at the address stated above.

(B)	The Company intends to list its shares on the Oslo Stock Exchange.

(C)	The Company is, through the Subsidiaries, the owner of a number of offshore drilling rigs which are operated and chartered out to third parties by the Group (as defined below).

(D)	It is the Company’s policy to outsource its and the Subsidiaries’ administrative needs to other corporate entities, owned or controlled by itself.

(E)	The Manager is a wholly owned subsidiary of the Company, incorporated for the purpose of providing the Company and its subsidiaries with such administrative services as they from time to time require.

NOW THEREFORE, the Parties have agreed as follows:

1.	CONFIRMATION OF ENGAGEMENT

1.1	The Company and the Subsidiaries (the “Customers”) hereby confirm the engagement of the Manager, effective from 1 April 2011 (the “Effective Date”), as responsible for the day-to-day management of their respective assets and liabilities on the terms and conditions set forth herein.

2.	THE CUSTOMERS’ MANAGEMENT FUNCTIONS

2.1	Ultimate responsibility for the administration of the Customers lies with the board of directors of the Company (the “Board”).

The board of directors of each Subsidiary is responsible for the administration thereof but answers to the Board as the representative of its sole shareholder.

It is understood and agreed between the Parties that the Services (as defined below) are of an administrative nature, focused on the implementation and follow-up of the decisions taken by the Board and the board of directors of each Subsidiary.

Further, the Parties acknowledge and agree that the Manager’s authority pursuant to the engagement referred to in Clause 1 above shall be limited to that described herein and that the Manager shall have no discretionary authority exceeding or supplementing this unless specifically granted by the Board or the board of directors of a Subsidiary.

2.2	The Manager shall perform the Services (as defined below) in accordance with the requirements of the Board and, where relevant, the board of directors of each Subsidiary, and report to such persons as, from time to time, shall be appointed by them.

2.3	The Board may authorise individual employees of the Manager to act on behalf of the Company in defined capacities on a general basis or, alternatively, in specific matters.

3.	THE SUBSIDIARIES

3.1	The Company’s assets are, generally, held through wholly owned subsidiaries.

3.2	The Subsidiaries are listed in Schedule 1 hereto and are parties to the Agreement.

If and when a Subsidiary is sold or liquidated, this Agreement shall terminate in relation to such Subsidiary without further notice.

If a new subsidiary (in this context defined as a wholly owned subsidiary of the Company) is incorporated or otherwise acquired by the Company, whether directly or indirectly, it shall be deemed to have acceded to this Agreement as a “Subsidiary” at such time.

The Parties agree, for documentary purpose, to update Schedule 1 in relation to Subsidiaries acquired, liquidated or divested by the Company at regular intervals.

3.3	The Manager shall, on matters of particular importance to a Subsidiary, keep such Subsidiary’s board of directors informed (while reporting to the Board). Final decision in such matters shall be taken by the board of directors of such Subsidiary.

4.	THE NORTH ATLANTIC GROUP

4.1	The Company has several other subsidiaries than the Subsidiaries.

Each of these will enter into a management agreement with the Manager pursuant to which the Manager, on terms comparable to the terms set forth herein, will undertake responsibility for the overall management of such subsidiaries’ assets and activities.

4.2	The Manager agrees and acknowledges that it shall be responsible for coordinating the activities of the Company and all of its subsidiaries from time to time (the “Group”) as part of the Services (as defined below).

5.	THE SERVICES

5.1	The Manager shall have an obligation to ensure that all of the management services required by the Group from time to time always are provided to the Group.

Without prejudice to the generality of the foregoing, the Manager shall always provide the following services to the Customers (the services specified in this Clause 5 shall hereinafter be referred to as the “Services”.):

5.1.1	Corporate Governance Services

(a)	The Manager shall prepare material for and, pursuant to such instructions as shall, from time to time, be provided by the chairman of the Board, prepare the documentation for the meetings of the Board.

(b)	The Manager shall be responsible for the implementation of all resolutions passed by the Board (unless a specific resolution identifies another service provider or person as responsible therefore).

(c)	The Manager shall assist the Board in preparing material for and convening the meetings of the Company’s shareholders and the subsequent follow-up and implementation of the resolutions passed therein.

5.1.2	Not Applicable

5.1.3	Investor relations

The Manager shall assist the Board in all aspects relevant to investor relations, including, but not limited to communications with media and the public in general in respect of the Company’s performance.

These services shall include the presentation of the Company’s quarterly and annual reports to investors in general.

5.1.4	Budgeting – Accounting – Reporting – Audit

(a)	The Manager shall be responsible for the preparation of such budgets, whether period- or project-based, both for the Group or a specific project, as the Board shall require.

(b)	The Manager shall be responsible for the day-to-day accounting for the Customers and shall, in this capacity, ensure that all accounting material is stored in line with such requirements as apply thereto.

(c)	The Manager shall prepare periodic and annual accounts and reports in such form as the Board shall require from time to time.

(d)	The Manager shall prepare and file all tax returns on behalf of the Customers.

(e)	The Manager shall facilitate the annual and periodic audits of the accounts of the Customers by their auditor.

(f)	The Manager shall ensure that the Customers comply with relevant corporate governance laws and regulations.

(g)	The Manager shall negotiate the terms subject to which the Group’s auditors shall provide their services and present the same to the Board for approval.

5.1.5	Stock Exchange Matters

(a)	The Manager shall, on the instructions of the Board, negotiate all agreements relevant to the listing of the Company’s securities on stock exchanges in such jurisdictions as the Board, from time to time, shall decide.

(b)	The Manager shall ensure compliance by the Company with all contractual and legal obligations of the Company in relation to the stock exchanges and similar trading systems on which the Company’s securities from time to time are listed.

(c)	The Manager shall ensure that all of the Company’s obligations to inform stock exchanges of the Company’s activities and results are complied with and shall enter into such agreements or other arrangements as shall be required by relevant stock exchanges for this purpose.

It is accepted by the Company that the Manager’s compliance with its obligations as set forth in (a) to (c) above is dependent upon the Manager in due course being provided with all adequate information by the Company.

5.1.6	Financing

(a)	The Manager shall assist the Board in all matters relevant to the financing of the Customers’ activities.

(b)	The Manager shall, in accordance with specific instructions from the Board, assist the Board in relation to the issue and/or repurchase of the Company’s securities.

(c)	The Manager shall, within such general limits or pursuant to such authorities as the Board from time to time shall decide, obtain offers for loans and other financial credits required to finance the Customers’ activities, negotiate the same and present final terms to the Board for approval. The Board may issue general authorisations to the Manager to conclude credit transactions on the Customers’ behalf in which case all such transactions shall be immediately reported to the Board.

The Board shall, at the Manager’s request, issue a specific power of attorney to the senior management of the Manager authorising them to obtain and negotiate loan offers on the Company’s behalf (always subject, however, to the Board and the board of directors of any Subsidiary which is a party thereto approving any commitments).

(d)	The Manager shall ensure that all payments are made under such loan and credit agreements as the Customers are party to from time to time on the due dates therefore and otherwise follow up on all reporting obligations etc. to relevant lenders.

(e)	The Manager shall continuously review the Customers’ financing structure and seek to improve the terms of the same.

(f)	The Manager shall, within limits from time to time set out in a trading mandate and trading manual approved by the Board, be authorised to conclude currency transactions, interest rate fixtures and derivative transactions on the Customers’ behalf.

(g)	The Manager shall follow up on the relationship between the Customers and their financial creditors from time to time and, in particular, ensure the proper and timely issuance of compliance certificates. The Manager shall report on all material issues arising in this context to the Board without undue delay.

5.1.7	Treasury Functions

(a)	The Manager shall be authorised to operate the Company’s and each Subsidiary’s bank accounts in accordance with such principles therefore as the Board from time to time shall approve. The Manager shall, when specifically authorised to do so by the Board or the board of directors of a Subsidiary, open bank accounts in the Company’s or such Subsidiary’s name and enter into account agreements and all such other contracts or agreements as shall be required for this purpose.

(b)	The Manager shall develop a cash management policy for the Group, which shall be presented to and approved by the Board, and continuously review the same. The Manager shall furthermore ensure that such policy is implemented.

(c)	The Manager shall be authorised to collect all amounts due from third parties to the Customers on the Company’s and each Subsidiary’s behalf and shall be responsible for the establishment and implementation of efficient procedures for the purpose of collecting any overdue amounts.

(d)	The Manager shall arrange for the Customers to settle their debts to third parties as such fall due, always ensuring that amounts due as consideration for goods or services which do not meet required standards of quality or quantity are retained while pursuing a satisfactory solution to any dispute in relation thereto on the Customers’ behalf.

(e)	The Manager shall settle all inter-company accounts between the Customers and affiliated companies in accordance with such agreements and other basis for payments as shall be in existence from time to time.

5.1.8	Employment of vessels/rigs

(a)	The Manager shall keep in touch with all charterers of rigs owned by the Customers ensuring that such charterers observe their obligations at all times and/or take or suggest precautions to the Board where it appears likely that a default may occur.

(b)	The Manager shall keep itself up to date on market levels and prevailing terms for charter or other employment arrangements for the types of rigs owned by the Customers and shall propose new business opportunities to the Board as and when the same arise.

5.1.9	Insurance

Unless otherwise agreed among the Parties, the Manager undertakes to provide the Board and the board of directors of each adequate Subsidiary with an insurance coverage for the respective rigs and vessels as is adequate pursuant to the practice of prudent major international drilling contractors. As a minimum such insurance coverage must be in full compliance with the requirements in applicable loan agreements and chartering contracts.

5.1.10	Business Plan – Strategy – Business Development

(a)	The Manager shall, when so instructed by the Board, review the Group’s business plan and provide the Board with proposals for changes to this where appropriate.

(b)	The Manager shall assist the Board with regular reviews of the Group’s strategy and provide input to such strategy development process as the Board from time to time shall put in place.

(c)	The Manager shall continuously seek out and identify business opportunities within the scope of the Group’s business plan and strategy and present the same to the Board for review/approval.

5.1.11	Mergers and Acquisitions

(a)	The Manager shall, in accordance with specific instructions from the Board, assist the Company in all matters relevant to corporate mergers and/or acquisitions of other companies. Such assistance shall include, but shall not be limited to, arranging the financing of any acquisition, renegotiating existing financing and other contractual arrangement required by the acquisition/merger and the general completion of the transaction in question.

(b)	The Manager shall always report on its activities in matters related to mergers and acquisitions to the Board and keep the Board continuously updated on the progress of the same.

5.1.12	Sale and Purchase of Assets

(a)	The Manager shall complete the sale and purchase of assets on behalf of the Customers, in accordance with specific instructions from the Board or, where relevant, the board of directors of the Subsidiary owning the asset or established for the purpose of purchasing the asset, as applicable.

(b)	The Manager shall, in respect of any sale or purchase of an asset, provide assistance to the Board (which shall include, but shall not be limited to, arranging the financing in the case of a purchase and other contractual arrangements and the general completion of the transaction in question) in completing the same.

(c)	The Manager shall assist the Board in following the market for the sale and purchase of assets relevant to the Customers’ business and provide the Board with recommendations in this respect.

5.1.13	Newbuildings and Rig Upgrade

(a)	The Manager shall assist the Board in following the market for newbuildings and, in this respect, liaise with relevant yards, brokers and analysts.

(b)	The Manager shall, always in accordance with specific instructions from the Board, assist the Company in negotiating newbuilding contracts. Any such contract shall always be subject to the final approval of the Board and when relevant, the board of directors of the Subsidiary established for the purpose of ordering the same.

(c)	Potential rig upgrade may be suggested by the Manager, for instance due to specific requirements under certain tenders for new charter contracts. It is however up to Board, or if applicable, the board of directors of a Subsidiary, to approve such potential rig upgrades.

5.1.14	Commercial Management

The Manager shall, unless a specific agreement is made between a Subsidiary and another service provider for this purpose, be responsible for the commercial management of the rigs or other assets of each Subsidiary.

This shall include the negotiating of any and all charter or employment arrangements for such Subsidiary’s rig, the following up of such charter or employment during its term and the provision of general market information to such Subsidiary’s board of directors and the Board.

While the Manager shall use its best efforts to seek employment for the Subsidiaries’ rigs as set forth in this Clause 5.1.14, the Company and the Subsidiaries acknowledge that such efforts may fail from time to time. It is understood and agreed that the Manager’s failure to obtain employment for the rigs shall not constitute a breach of the Manager’s obligations under this Agreement and that the Manager’s right to compensation under Clause 7 applies irrespective of such failure.

Further, the Parties acknowledge that the board of directors of each Subsidiary owning an asset is responsible for approving any and all charter arrangements for its own rig.

5.1.15	General Purchasing Authority

The Manager shall be generally authorised to conclude purchases of such goods and services on each Customer’s behalf as shall fall within the scope of the Customers’ normal business activities and budget.

5.1.16	Disputes

(a)	The Manager shall defend, intervene in, settle, compromise or abandon any and all legal proceedings by or against a Customer, on the relevant Customer’s behalf and follow up the same in accordance with such instructions as shall be provided to the Manager in this respect by the Board.

(b)	The Manager shall have authority to settle legal proceedings on behalf of the Customers within such limits as the Board from time to time shall decide.

(c)	The Manager shall be authorised to initiate formal proceedings on behalf of the Company or a Subsidiary before a court or arbitration panel within such limits as the Board from time to time shall decide.

5.1.17	Subsidiaries – Affiliates

(a)	The Manager shall ensure that all required resolutions are passed by the boards of directors of the Subsidiaries and that the same are properly documented.

(b)	The Manager shall be authorised to incorporate new subsidiaries or liquidate Subsidiaries, when approved by the Board.

(c)	The Manager shall, subject to the Board’s overall authority, be generally authorised to act on the Company’s behalf as shareholder in the Subsidiaries.

(d)	The Manager shall endeavour to make its senior employees available to the Subsidiaries as directors and/or officers.

(e)	The Manager shall ensure that all agreements between the Company and its affiliated companies are made on arm’s length terms.

5.1.18	Internal Guidelines and Policies

(a)	The Manager shall develop and present to the Board such internal guidelines as the Board shall require in relation to safety, environmental protection, ethical conduct, etc.

(b)	The Manager shall be responsible for the implementation of such guidelines as the Board shall approve for the Group and the continuous follow-up thereof.

5.2	The Manager shall always seek to organise the activities performed by itself in providing the Services in the most cost efficient manner.

6.	GENERAL CONDITIONS

6.1	The Manager shall, in performing its duties hereunder, effectively and faithfully serve the Customers. In exercising the powers and authorities hereby conferred on it, the Manager shall:

(a)	always use its best endeavours to protect and promote the Customers’ interests;

(b)	observe all applicable laws and regulations relevant to the Customers’ activities; and

(c)	always act in accordance with good and professional management practice.

6.2	The Manager shall remain responsible for the overall performance of the Services notwithstanding the sub-contracting of parts thereof to third parties.

6.3	All discounts, commissions and other benefits received by the Manager and/or its employees from third parties as a consequence of the provision of the Services shall be disclosed to the Board and, unless otherwise agreed, placed at the Company’s or, as the case may be, the relevant Subsidiary’s disposal.

6.4	The Customers shall, at all times, be allowed full access to the accounts and records of the Manager which are relevant to the performance of the Services.

Representatives of the Company’s auditors shall, in relation to the audit of the Customers’ accounts, always be considered authorised to access such accounts and records.

6.5	The Manager shall, upon request, provide the Company with copies of all documents relevant to the Company or a Subsidiary in its possession and otherwise compile such facts and records on the basis of such documents as shall, from time to time be requested by the Board.

6.6	The Parties acknowledge that the business relationship set forth herein is an intra-group relationship and that the overall intention is to organise the Group’s administrative functions in an effective manner, not to take on a commercial risk at the level of the Manager.

7.	MANAGEMENT FEE – REIMBURSEMENT OF COSTS

7.1	The Customers shall pay the Manager a fee (the “Management Fee”) as consideration for the Manager’s provision of the Services.

7.2	Cost base for the Management Fee

For the purpose of this Agreement, the term “Operating Costs” shall be defined as all operating costs incurred by the Manager in rendering the Services, including:

a.	salary, pension and other costs attributable to the Manager’s employees (all of whom are engaged in performing the Services);

b.	the Manager’s expenses for materials and supplies consumed in rendering the Services;

c.	the Manager’s office expenses;

d.	depreciations of the Manager’s fixed assets; and

e.	all other direct and indirect operating costs incurred by the Manager attributable to the rendering of the Services, including other administrative costs related to the operation of the Manager’s organisation.

The Operating Costs shall exclude non-operational costs, such as:

a.	financial expenses, including interest costs; and

b.	taxes on net profits.

The Operating Costs shall exclude fees and other costs paid to third party sub-contractors engaged by the Manager in the rendering of the Services (“Pass-Through-Costs”).

7.3	Allocation of the Operating Costs

The Operating Costs shall be allocated between the Manager’s Customers based on the relative volume of the Manager’s overall service production which they receive.

7.4	Preliminary Fee: calculation and payment

The Manager shall, prior to the end of each year, prepare a complete budget for the Operating Costs and Pass-Through Costs in the coming year. The budget shall be based on an activity level corresponding to the activity level in the fourth quarter of the year in which the budget is made and reasonable assumptions as to the development of the Operating Costs and Pass-Through Costs in the coming year.

The Company undertakes to provide the Manager with such information on its requirements for the Services as shall be required by the Manager for the purpose of this process.

The Manager shall allocate the budgeted Operating Costs between its customers as per the principle set forth in Clause 7.3 above.

A preliminary fee due from the Company to the Manager for the coming year (the “Preliminary Fee”) shall then be calculated. The Preliminary Fee shall consist of the sum of:

a.	the budgeted Operating Costs attributable to the Customers plus a mark-up of 5%; and

b.	the budgeted Pass-Through Costs.

The Preliminary Fee, the allocation of the budgeted Operating Costs between the Manager’s Customers, and the budget on which it is based, shall be presented to the Board no later than 1 December each year.

The Preliminary Fee shall be paid by the Company to the Manager in advance on a quarterly basis, on 1 January, 1 April, 1 July and 1 October. Each of the quarterly amounts shall equal 25 % of the Preliminary Fee for the relevant year.

In the event the sum of the actual Operating Costs attributable to the Customers and Pass-Through Costs for any quarter deviates significantly from the budgeted Operating Costs attributable to the Customers and Pass-Through Costs for that quarter, the Parties may agree on a corresponding adjustment of the subsequent quarterly payment of the Preliminary Fee.

7.5	Settlement of Management Fee

When the Manager’s annual accounts have been prepared, the Management Fee shall be finally calculated, based on those accounts. The Management Fee shall equal the sum of:

a.	the actual Operating Costs attributable to the Customers in the relevant year plus a mark-up of 5%; and

b.	the actual Pass-Through Costs in the relevant year.

If the final Management Fee exceeds the Preliminary Fee, the difference shall be paid as a “Positive Settlement Payment” by the Company to the Manager. If the final Management Fee is less than the Preliminary Fee, the difference shall be paid as a “Negative Settlement Payment” by the Manager to the Company.

The Positive Settlement Payment or Negative Settlement Payment, as applicable, shall take place no later than 15 days after the date when the Manager’s annual accounts have been finalized and audited.

7.6	Bonus

The Board may decide to grant an annual bonus to the Manager if set targets for the Group’s performance are met or the results are better than expected in a year.

Such bonus grant is entirely discretionary and will, if relevant, be decided by the Board at or about year end.

The condition for any such bonus will be that it is distributed in its entirety to the employees of the Manager according to such principles as shall be approved by the Board.

Any taxes or social security contributions payable by the Manager as a consequence of the distribution of such bonus payment to its designated employees shall be considered part of the Operating Cost attributable to the Customers.

7.7	Options

The employees of the Manager will be eligible for the Group’s Employee Share Option Scheme.

The Board decides on any grants of options but undertakes to consult with the Manager before any decision on such grants to the Manager’s employees is taken. The Board will provide the Manager with full information on such grants to its employees and the terms therefore.

Any taxes or social security contribution payable by the Manager as a consequence of such grant shall be considered part of the Operating Cost attributable to the Customers.

7.8	Adjustment of Management Fee to satisfy transfer pricing requirements

Both the Company and the Manager have the right to demand an adjustment of the Management Fee, to the extent required in order for the Management Fee to satisfy the transfer pricing provisions applicable under the tax law of either Party’s tax jurisdiction. The Party requiring such adjustment shall notify the other Party thereof in writing, no later than 60 days after the date when the

Manager’s annual accounts for the relevant year have been finalized and audited. Any such adjustment shall be settled by payment of the adjustment amount between the Parties no later than 15 days after agreement on the adjustment amount has been reached.

In the event the tax authorities of either Party’s jurisdiction, at any time, applies, for transfer pricing purposes, a compensation from the Company to the Manager that differs from the Management Fee, the Company shall have the right to demand a corresponding adjustment of the Management Fee. Any such adjustment shall be settled by payment of the adjustment amount between the Parties no later than 15 days after the relevant tax authorities’ decision is final.

8.	AUTHORITY

8.1	The Manager is, within the scope of the Services and subject to the limitations set forth below, authorised to act on the Company’s and each Subsidiary’s behalf and shall, in so doing, obligate the Company and each Subsidiary by its signature.

The general authority set forth above shall be limited as follows:

(i)	The Manager shall not be authorised to act for the Company or a Subsidiary outside the scope of the Services unless specifically authorised by the Company or the relevant Subsidiary, as applicable;

(ii)	The Manager’s general authority shall always be limited by applicable laws (including, but not limited to Bermuda law), the Company’s and each Subsidiary’s bye-laws or similar constitutional document and the specific limitations set forth herein;

(iii)	The Manager’s general authority excludes matters of an irregular nature or special importance (typically the sale or purchase of major assets, the taking up of material loans and the entering into of material chartering or leasing agreements) unless specifically authorised by the Board or the board of directors of a Subsidiary (whether in general for a limited period or within set limits without time limitation or specifically, in relation to a particular transaction).

8.2	The Manager’s authority hereunder shall be documented by the provisions of this Agreement but may also be supplemented by a general power of attorney from the Company or a Subsidiary to designated employees of the Manager from time to time in the form set out in Schedule 2.

8.3	The Company and the Subsidiaries hereby ratifies, confirms and undertakes, at all times, to allow, ratify and confirm all actions the Manager and/or its employees shall lawfully take or cause to be taken on the Company’s or a Subsidiary’s behalf in the bona fide performance of the Services.

9.	INDEMNITY

9.1	The Manager shall be under no responsibility or liability for any loss or damage, whether as a loss of profits or otherwise, to the Company or a Subsidiary arising out of any act or omission involving any error of judgment or any negligence on the part of the Manager or any of its employees in connection with the performance of the Services.

9.2	The Company agrees to indemnify and keep the Manager and its employees indemnified against any and all liabilities, costs, claims, demands, proceedings, charges, actions, suits or expenses of whatsoever kind or character that may be incurred or suffered by any of them howsoever arising (other than by reason of fraud or dishonesty on their part) in connection with the provisions of the Services to both the Company and the Subsidiaries.

If the Board or the board of directors of a Subsidiary requires the Manager to take any action which, in the opinion of the Manager, might make the Manager liable for the payment of any money or liable in any other way, the Manager shall be kept indemnified by the Company or such Subsidiary in an amount and a form satisfactory to it as a prerequisite to take such action.

9.3	The indemnities provided by the Company hereunder shall cover all reasonable costs and expenses payable by the Manager in connection with any claims to which the indemnity obligation of the Company applies.

9.4	The indemnification provided by the Company pursuant to this Clause 9 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, agreement, the bye-laws of the Company or otherwise, and shall continue after the termination of this Agreement.

10.	CONFIDENTIALITY

10.1	All Confidential Information furnished to the Manager or any of its employees or directors pursuant to this Agreement, shall be and remain the property of the Company or the relevant Subsidiary, and shall be kept confidential by the Manager.

For the purpose of this clause “Confidential Information” shall mean information relating to the business of the Group which the Manager becomes aware of, or generate in the course of or in connection with the performance of the Services hereunder.

The provisions of this Clause 10.1 shall not apply to Confidential Information which is:

(i)	required to be disclosed by law or court order; or

(ii)	becomes public knowledge otherwise than as a result of the conduct of the Company or the Manager.

11.	TERMINATION

11.1	Each of the Company and the Manager may terminate this Agreement following no less than 6 months’ prior written notice to the other Party.

The Agreement shall automatically terminate in relation to the Subsidiaries if terminated pursuant to the above.

11.2	Termination shall be without prejudice to any rights or liabilities of the Parties hereto arising prior to termination or in respect of any act or omission occurring prior to termination.

11.3	In the event of termination, the Management Fee shall be paid up to the date of termination (after taking into account such additional amounts, if any, as time spent and the responsibility undertaken by the Manager during the relevant period immediately prior to termination justify).

11.4	In addition to the pro-rated Management Fee, the Company undertakes to ensure that the Manager have sufficient resources to pay any termination benefits (such as salary through applicable notice periods and benefits under accrued pension arrangements) due to the employees of the Manager whose employment is terminated as a direct result of the termination of this Agreement.

11.5	In the event of termination of this Agreement, the Manager shall procure that all such acts are done as may be necessary to give effect to such termination. The Company shall secure and the Manager, subject to payment of all amounts due to it hereunder, shall co-operate in the appointment of a substitute manager as the circumstances may require.

11.6	Upon the termination of this Agreement, the Manager shall hand over to the Company all books of account, correspondence and records relating to the affairs of the Company and the Subsidiaries which are the property of the Company and the Subsidiaries and which are in its possession.

12.	DEFAULT

12.1	If the Manager shall, by any act or omission, be in material breach of any material obligation under this Agreement and such breach shall continue for a period of fourteen (14) days after written notice thereof has been given by the Company to the Manager, the Company shall have the right to terminate this Agreement with immediate effect for itself and the Subsidiaries by notice to the Manager.

The right to terminate this Agreement shall be in addition to and without prejudice to any other rights which the Company and the Subsidiaries may have against the Manager hereunder.

12.2	The Manager and the Company (but not a Subsidiary) may forthwith, by notice in writing to the other Party, terminate this Agreement if an order is made or a resolution passed for the winding up of the other Party or if a receiver be appointed of the business or property of the other Party, or if the other Party shall cease to carry on its business or makes any special arrangements or composition with its creditors or if any event analogous with any of the foregoing occurs under any applicable law with relevance to the other Party.

12.3	Clauses 11.3 to 11.6 shall apply if the Company terminates this Agreement pursuant to Clauses 12.1 or 12.2.

13.	FORCE MAJEURE

No Party shall incur liability of any kind or nature whatsoever in relation to the other Parties in the event of a failure to perform any of its obligations hereunder if such failure is directly or indirectly caused by circumstances beyond its control such as war or war-like activities, government orders, riots, civil commotion, strike, lock-out or similar actions, an act of God, peril of the sea or any other similar cause.

In the event that a situation gives rise to force majeure which prevents the Manager from performing the Services, whether in whole or in part, the Parties agree that the Manager may, in good faith, obtain substitute performance; provided, however, if such situation continues for a period longer than three (3) months, the Company shall be entitled to terminate this Agreement by giving one (1) month prior written notice in writing to the Manager.

The provisions of Clauses 11.3 to 11.6 shall, in such event, apply.

14.	NOTICES

14.1	All correspondence or notices required or permitted to be given under this Agreement shall be given in English and sent by ordinary mail, telefax, email or delivered by hand at the following addresses:

If to the Company and the Subsidiaries:

North Atlantic Drilling Ltd.

Visiting address:

Par-la-Ville Place

14 Par-la-Ville Road

Hamilton HMGX

Bermuda

Postal address:

P.O.Box 1593

Hamilton HM 08

Bermuda

Fax:	+ 1 441 205 3404
Telephone:	+ 1 441 295 6935
Att.:	Chairman of the Board

If to the Manager:

North Atlantic Management AS

Visiting address:

Løkkeveien 111

4007 Stavanger

Norway

Postal address:

P.O.Box 110

4001 Stavanger

Norway

Fax:	+47 51 30 90 01
Telephone:	+47 51 30 90 00
Att.:	CFO

or such other address as a Party may designate to the other Party in writing.

15.	MISCELLANEOUS

15.1	None of the Parties shall be entitled to assign its rights and/or obligations under this Agreement unless the prior written consent of the other Parties has been obtained.

15.2	Nothing in this Agreement shall be deemed to constitute a partnership between the Parties.

15.3	No term of this Agreement is enforceable by a person who is not a party to it.

15.4	This Agreement shall not be amended, supplemented or modified save by written agreement signed by or on behalf of both Parties.

16.	GOVERNING LAW AND ARBITRATION

16.1	This Agreement shall be governed by Norwegian law.

16.2	Any dispute, controversy or claim arising out of or relating to this Agreement (including the breach, termination or invalidity thereof), shall be settled by arbitration in accordance with the provisions of the Norwegian Arbitration Act 2004.

The arbitration proceedings shall be held in Oslo and shall, if either Party so requests, be conducted in the English language.

For and on behalf of NORTH ATLANTIC DRILLING LTD.	For and on behalf of NORTH ATLANTIC MANAGEMENT AS

Alf C Thorkildsen	Alf C Thorkildsen

For and on behalf of The SUBSIDIARIES

Esa Ikaheimonen

MANAGEMENT_AGREEMENT_NORTH ATLANTIC FINAL 08 2011	17

Schedule 1

THE SUBSIDIARIES

(as of 3rd August 2011)

North Atlantic Alpha Ltd.

North Atlantic Crew AS

North Atlantic Crewing Ltd.

North Atlantic Drilling UK Ltd

North Atlantic Elara Ltd.

North Atlantic Elara II Ltd.

North Atlantic Epsilon Ltd.

North Atlantic Linus Ltd

North Atlantic Management AS

North Atlantic Navigator Ltd.

North Atlantic Norway Ltd.

North Atlantic Norway Ltd. (Norwegian Branch)

North Atlantic Phoenix Ltd.

North Atlantic Venture Ltd.

Seadrill Norge AS

Seadrill Norge Holding AS

Schedule 2

FORM OF

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that, we

NORTH ATLANTIC DRILLING LTD.

(the “Company”);

a limited company incorporated under the laws of Bermuda with its registered office at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton HM GX, Bermuda has authorised

Mr./Ms. [                    ]

(the “Attorney”);

being the [—] of our subsidiary North Atlantic Management AS (the “Manager”) to act on our behalf within the scope and on the terms set forth in the following.

WHEREAS, we are the parent company in a group of companies engaged in the ownership and operation of offshore drilling rigs and other seagoing entities; WHEREAS, we have entered into a general management agreement with the Manager on [•], 2011 setting forth the terms and conditions upon and subject to which the Manager shall be overall responsible for the day-to-day management of our activities (the “General Management Agreement”);

WHEREAS, the Manager, under the terms of the General Management Agreement, has been authorised to act on our behalf within stated limits;

As per the above we hereby confirm that the Attorney is authorised to act on our behalf in general, always provided that our board of directors shall have final say on issues that are of an irregular nature compared to our business in general or of special importance to our activities.

The authority granted to the Attorney hereunder shall include (but shall not be limited to) the authority to:

1.	Execute under hand and to do and perform in the name of the Company and upon its behalf or otherwise all such acts, deeds and things that the Company itself may lawfully do and to deliver any documents, instruments or certificates with such amendments thereto (if any) as to which the Attorney shall, in his sole discretion, agree in connection with the operation of the Company;

2.	To transact, manage, carry on and to do all and every business, matter or thing relevant or necessary or any matter connected with or having reference to the affairs of the Company and for such purposes to conduct all such business and affairs;

3.	To open in the name of the Company accounts with any bank or banks wheresoever located, make payments from the Company’s account at any bank wheresoever located for the purpose of the business of the Company, to draw, make, accept or endorse on behalf of the Company any cheques, drafts or other bills of exchange or negotiable instruments which the Attorney may deem necessary or proper in relation to the Company’s affairs and otherwise to open and operate any such account;

4.	To give instructions to banks regarding the issue of letter of credits, guarantees and bonds on account of the Company and to execute and sign such letters of request, application forms and other documents as the Attorney in his sole discretion considers appropriate;

5.	To retain and employ lawyers, accountants, auditors and others possessing appropriate professional skills to advice, act or represent the Company and to delegate any of the powers or authority conferred herein to other persons.

Further, the authority conferred on the Attorney hereunder shall include (but shall not be limited to) the authority to:

a.	negotiate the terms of any sale or purchase of assets;

b.	negotiate the terms of any newbuilding contracts;

c.	obtaining offers for and negotiate the terms of such financing arrangements as the Company shall require to conduct our business; and

d.	negotiate the terms of charter and other employment arrangements for our assets;

always provided that the Company’s board of directors shall retain authority to approve of final terms of such arrangements.

The above principle shall not apply to minor amendments or addenda to existing arrangements or the conclusion of employment arrangements for our vessel/rig of up to 6 months’ duration for which the Attorney shall be authorised to act on our behalf hereunder.

The authority conferred to the Attorney hereunder shall remain in place to the earlier of:

a.	the date upon which this authority is cancelled by way of a resolution of the Company’s board of directors; and

b.	the date upon which the Attorney’s employment relationship with the Manager is terminated for any reason.

The Company hereby declares that all and every one of the deeds, acts and things which shall be done or executed by the Attorney for the purposes referred to above should be as good, valid and effectual for all intents and purposes whatsoever as if the same had been executed or done by the Company itself.

This Power of Attorney is governed by the laws of Bermuda.

In witness whereof, the foregoing Power of Attorney was made and executed the (    )th day of [—], 2011.

The Common Seal of	)
NORTH ATLANTIC DRILLING LTD.	)
was hereunto affixed	)
in the presence of:	)